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                                                                    EXHIBIT 11.1


                           IWERKS ENTERTAINMENT, INC.

                               EARNINGS PER SHARE
                  (dollars in thousands, except share amounts)
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                                         For the Three Months Ended        For the Nine Months Ended
                                                  March 31,                        March 31,
                                             1997          1996                 1997         1996
                                          -----------   -----------          -----------   -----------
Weighted average shares outstanding        11,918,480    10,565,134           11,756,201    10,441,541

Common equivalent shares:
  Options and warrants                        255,416     1,328,281              525,047     1,169,985
                                           ----------   -----------          -----------   -----------

                                           12,173,896    11,893,415           12,281,248    11,611,526
                                           ==========   ===========          ===========   ===========

Net income                                     $  270       $ 1,378                $ 387       $ 2,123
                                           ==========   ===========          ===========   ===========

Net income per share                           $ 0.02        $ 0.12               $ 0.03         $0.18
                                           ==========   ===========          ===========   ===========

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